EXHIBIT 99.1

LITHIA MOTORS SEES CHRYSLER RE-ORGANIZATION AS NET POSITIVE

  Two out of 29 Lithia Chrysler brand stores on the termination list

  Five franchises may be awarded from re-alignment

  Remaining stores will have less competition

Medford, Oregon, May 14, 2009 (IMMEDIATE RELEASE) – Lithia Motors, Inc. (NYSE: LAD) announced today that Chrysler identified two stores that will not be continued in the New Chrysler. These dealerships are located in Omaha, Nebraska and Colorado Springs, Colorado. Additionally, Lithia may be awarded new franchises in five markets, adding Chrysler or Jeep brands to already existing outlets.

Sid DeBoer, Chairman and CEO of Lithia, commented, “Since the inception of Chrysler’s “Genesis” brand alignment, aimed to consolidate all three brands under one roof, we have been actively positioning ourselves for success. With today’s announcement, we are a net beneficiary as we gain more than we lose and the results are in-line with our expectations. We would like to express our sincere sympathy for dealers, suppliers and store personnel across the country that will be impacted by today’s announcement. Dealers are critical to auto manufacturers as they distribute products and services in an efficient and profitable manner.”

Mr. DeBoer continued, “We are pleased to report that since the Chrysler Chapter 11 filing, our store traffic and sales results have not been negatively impacted. We continue to see strong incentives and consumer financing is available. Warranty claims remain fully covered for the customer. Our operating results remain on track and our remaining stores will have less competition. We do not believe that any one-time charges that may be associated with the affected stores will be material to our debt covenants.

All parties involved are to be applauded for effectively managing the process and maintaining a ‘business-as-usual’ status. We are excited about the future of New Chrysler in global partnership with Fiat,” concluded Mr. DeBoer.

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 27 brands of new and all brands of used vehicles at 91 stores, which are located in 13 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Additional Information
For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements
This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, future economic conditions and others set forth from time to time in the company’s filings with the SEC. We make forward-looking statements about potential franchise assumptions, competitive effects of Chrysler’s restructuring and costs associated with store closures. Specific risks in this press release include termination of dealership locations, business trends, debt covenant compliance and operating results. We do not intend to update these forward-looking statements. Readers should consider any forward-looking statements in light of this explanation, and we caution readers about relying on forward-looking statements.